EXHIBIT 99.D
EL PASO CORPORATION
IS OFFERING TO EXCHANGE
Its
7.625% Senior Notes Due August 16, 2007
Which Have Been Registered Under the Securities Act of 1933
for All Issued and Outstanding
7.625% Senior Notes Due August 16, 2007

To:	Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:
      El Paso Corporation, a corporation organized under the laws of Delaware (the “Company”), is offering, subject to the terms and conditions set forth in its prospectus, dated                     , 2005 (the “Prospectus”), relating to the offer (the “Exchange Offer”) of the Company to exchange an aggregate principal amount of up to $272,102,000 of its 7.625% Senior Notes due August 16, 2007 (the “New Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its issued and outstanding 7.625% Senior Notes due August 16, 2007 (the “Old Notes”). The Old Notes were issued in offerings under Rule 144A and Regulation S of the Securities Act that were not registered under the Securities Act. The Exchange Offer is being extended to all holders of the Old Notes in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement, dated as of July 1, 2005, by and among the Company and the Remarketing Agent party thereto. The New Notes are substantially identical to the Old Notes, except that the transfer restrictions and registration rights applicable to the Old Notes do not apply to the New Notes.
      Please contact your clients for whom you hold Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing the following documents:

1. A Prospectus dated , 2005;

2. A Letter of Transmittal for your use and for the information of your clients;

3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if: (a) certificates for the Old Notes are not immediately available, (b) time will not permit the certificates for the Old Notes or other required documents to reach the Exchange Agent before the expiration of the Exchange Offer or (c) the procedure for book-entry transfer cannot be completed prior to the expiration of the Exchange Offer;

4. A form of letter which may be sent to your clients for whose accounts you hold Old Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer;

5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

6. Return envelopes addressed to HSBC Bank USA, National Association, the Exchange Agent for the Exchange Offer (the “Exchange Agent”).
      Your prompt action is requested. The Exchange Offer will expire at 5:00 P.M., New York City time on                     , 2005, unless the Exchange Offer is extended (as it may be extended, the “Expiration Date”). Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before 5:00 P.M., New York City time on the Expiration Date.

      Pursuant to the Letter of Transmittal, each holder of Old Notes will represent to the Company that:

•	the New Notes acquired in exchange for Old Notes pursuant to the exchange offer are being acquired in the ordinary course of business of the person receiving such New Notes;

•	the holder is not participating in, and has no arrangement with any person to participate in, the distribution of New Notes within the meaning of the Securities Act;

•	neither the holder nor any such other person is an “affiliate” (within the meaning of Rule 405 under the Securities Act) of the Company or a broker-dealer tendering Old Notes acquired directly from the Company; and

•	if the holder is not a broker-dealer, that the holder is not engaged in and does not intend to engage in the distribution of the New Notes.
      If the holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes, it acknowledges that it will deliver a prospectus in connection with any resale of such Old Notes.
      The enclosed Letter to Clients contains an authorization by the beneficial owners of the Old Notes for you to make the foregoing representations.
      Unless a holder of Old Notes complies with the procedures described in the Prospectus under the caption “The Exchange Offer — Procedures for Tendering Old Notes — Guaranteed Delivery,” the holder must do one of the following on or prior to the Expiration Date to participate in the Exchange Offer:

•	tender the Old Notes by sending the certificates for the Old Notes, in proper form for transfer, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, and all other documents required by the Letter of Transmittal, to the Exchange Agent at one of the addresses listed in the Prospectus under the caption “The Exchange Offer — Exchange Agent”; or

•	tender the Old Notes by using the book-entry procedures described in the Prospectus under the caption “The Exchange Offer — Procedures for Tendering Old Notes — Book-Entry Transfer” and transmitting a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent’s Message instead of the Letter of Transmittal, to the Exchange Agent.
      In order for a book-entry transfer to constitute a valid tender of Old Notes in the Exchange Offer, the Exchange Agent must receive a confirmation of book-entry transfer (a “Book-Entry Confirmation”) of the Old Notes into the Exchange Agent’s account at The Depository Trust Company on or prior to the Expiration Date. The term “Agent’s Message” means a message, transmitted by The Depository Trust Company and received by the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that The Depository Trust Company has received an express acknowledgment from the tendering holder of Old Notes that the holder has received and has agreed to be bound by the Letter of Transmittal.
      If a registered holder of Old Notes wishes to tender the Old Notes in the Exchange Offer, but (a) the certificates for the Old Notes are not immediately available, (b) time will not permit the certificates for the Old Notes or other required documents to reach the Exchange Agent before the expiration of the Exchange Offer or (c) the procedure for book-entry transfer cannot be completed before the Expiration Date, a tender of Old Notes may be effected by following the Guaranteed Delivery Procedures described in the Prospectus under the caption “The Exchange Offer — Procedures for Tendering Old Notes — Guaranteed Delivery.”
      The Company will, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Old Notes held by them as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all stock transfer taxes applicable to the exchange of Old Notes in the Exchange Offer, except as set forth in Instruction 7 of the Letter of Transmittal.

      Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to the Exchange Agent at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,

EL PASO CORPORATION
NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF EL PASO CORPORATION OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF EITHER OF THEM IN CONNECTION WITH THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.
Enclosures

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